SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES

13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.)

XOOM CORPORATION

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

98419Q101

(CUSIP Number)

12/31/13

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(Continued on following pages)

Page 1 of 9 Pages

CUSIP NO. 98419Q101	13 G	Page 2 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI, L.P. (“SC XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 54-2094242
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,036,306
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,036,306
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,036,306
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 13.5%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 98419Q101	13 G	Page 3 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA TECHNOLOGY PARTNERS XI, L.P. (“STP XI”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0005558
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 159,807
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 159,807
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 159,807
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.4%
12	TYPE OF REPORTING PERSON PN

CUSIP NO. 98419Q101	13 G	Page 4 of 9 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL XI PRINCIPALS FUND LLC (“SC XI PF”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 20-0040683
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 545,439
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 545,439
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 545,439
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.5%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 98419Q101	13 G	Page 5 of 9 Pages

1	NAME OF REPORTING PERSON SC XI MANAGEMENT, LLC (“SC XI LLC”) I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) 13-4236767
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

5,741,552 shares of which 5,036,306 shares are directly held by SC XI, 159,807 shares are directly held by STP XI and 545,439 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

5,741,552 shares of which 5,036,306 shares are directly held by SC XI, 159,807 shares are directly held by STP XI and 545,439 shares are directly held by SC XI PF. SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,741,552
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 15.4%
12	TYPE OF REPORTING PERSON OO

CUSIP NO. 98419Q101	13 G	Page 6 of 9 Pages

ITEM 1.

(a)     Name of Issuer: Xoom Corporation

(b)     Address of Issuer’s Principal Executive Offices:

                                      100 Bush Street, Suite 300

                                      San Francisco, CA 94104

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital XI, L.P.

Sequoia Technology Partners XI, L.P.

Sequoia Capital XI Principals Fund, LLC

SC XI Management, LLC

SC XI LLC is the General Partner of each of SC XI and STP XI, and the Managing Member of SC XI PF.

(b)	Address of Principal Business Office or, if none, Residence:

            3000 Sand Hill Road, 4-250

            Menlo Park, CA 94025

Citizenship:

SC XI LLC, SC XI, STP XI, SC XI PF: Delaware

(c)	Title of Class of Securities: Common Stock

(d)	CUSIP Number: 98419Q101

ITEM 3.	If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4.	Ownership

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP NO. 98419Q101	13 G	Page 7 of 9 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.  ☐

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP NO. 98419Q101	13 G	Page 8 of 9 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 12, 2014

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

By:	SC XI Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund LLC

By:	SC XI Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

CUSIP NO. 98419Q101	13 G	Page 9 of 9 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree that the Schedule 13G relating to the common stock of Xoom Corporation, and any further amendments thereto, to which this Agreement as to Joint Filing of Schedule 13G is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: February 12, 2014

Sequoia Capital XI, L.P.
Sequoia Technology Partners XI, L.P.

By:	SC XI Management, LLC
General Partner of each

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

Sequoia Capital XI Principals Fund LLC

By:	SC XI Management, LLC its Managing Member

By:	/s/ Douglas Leone
Douglas Leone, Managing Member

SC XI Management, LLC

By:	/s/ Douglas Leone
Douglas Leone, Managing Member